Exhibit 15.1

May 8, 2012

Securities and Exchange Commission

100 F Street, N.E.

N.W. Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 8, 2012 on our review of interim financial information of Varian Medical Systems, Inc. for the three-month and six-month periods ended March 30, 2012 and April 1, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2012 is incorporated by reference in its Registration Statements on Form S-8 (No. 333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, No. 333-57012 and No. 333-161307).

Yours very truly,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP